UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2012

Comarco, Inc.

(Exact name of registrant as specified in its charter)

California	000-05449	95-2088894
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Suite 250, Lake Forest, California		92630-8870
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Comarco, Inc. (the “Company”) previously announced that it filed a lawsuit against EDAC Electronics Co. Ltd. (“EDAC”), one of its contract manufacturers. On July 24, 2012, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with EDAC (and certain of its affiliated parties) that settles all claims and disputes between the parties.

As a result of the Settlement Agreement, the Company is able to remove a significant liability from its balance sheet. In particular, the Company will be able to reduce its total liabilities by approximately $1.9 million, and will be required to reduce its accounts receivable by approximately $0.5 million. The result of these adjustments is an increase in shareholders’ equity of approximately $1.4 million. Additional material terms of the Settlement Agreement include:

•	a mutual release of all claims, liabilities, damages, demands, costs and expenses, whether known or unknown, arising in connection with the dispute;

•	an agreement allowing EDAC to retain specific equipment and tooling specially developed for the purpose of manufacturing the products that were the subject of the dispute;

•	an agreement allowing EDAC to retain certain inventory produced in the connection with the dispute (the “Inventory”) and to sell the Inventory to a third party; and

•	an agreement that EDAC shall not obtain any intellectual property rights of the Company in connection with the Settlement Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.

Date: July 30, 2012	By:	/s/ Thomas W. Lanni
Thomas W. Lanni
President & Chief Executive Officer